Exhibit 5.2

Our ref	KZR/278104-000009/66253373v2

The Law Debenture Trust Corporation (Cayman) Limited

PO Box 447, Block 5, Unit 202, Governor’s Square

Grand Cayman

KY1-1106

Cayman Islands

28 June 2021

P&O Princess Special Voting Trust

We have acted as counsel as to Cayman Islands law to The Law Debenture Corporation (Cayman) Limited (the “Trustee”) in connection with:

1

the voting trust deed dated 17 April 2003 (the “Trust Deed”) by and between Carnival Corporation, a Panamanian company (“Carnival Corporation”), and the Trustee, pursuant to which Carnival Corporation and the Trustee established the P&O Princess Special Voting Trust, a Cayman Islands trust (the “Trust”) and pursuant to which shares of beneficial interest in the Trust (the “P&O Trust Shares”) have been issued and the initial trust property of which was the special voting share of 1 pound sterling in the capital of Carnival plc, a public company incorporated in England and Wales (“Carnival plc”) issued to Carnival Corporation and paired with Carnival Corporation’s Common Stock on a one-for-one basis; and

2

the registration statement on Form S-8, including all amendments or supplements thereto, expected to be filed by Carnival Corporation and Carnival plc with the Securities and Exchange Commission under the United States Securities Act of 1933, as amended (the “Securities Act”) (the “Registration Statement”) relating to, among other things, the registration under the Securities Act of 10,000,000 P&O Trust Shares to be issued pursuant to the Carnival Corporation 2020 Stock Plan (the “Plan”) referred to in the Form S-8.

We are furnishing this opinion letter as Exhibit 5.2 to the Registration Statement. Other terms used but not defined in this letter are used as defined in the Registration Statement or the Trust Deed.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The Registration Statement.

1.2	A letter from the Trustee to Carnival Corporation dated 17 April 2003 (the “Representation Letter”).

1.3	The Trust Deed.

2	Assumptions

The following opinion letter is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. This opinion letter only relates to the laws of the Cayman Islands which are in force on the date of this opinion letter. We have also relied on the following assumptions, which we have not independently verified.

2.1

The Trustee is in good standing with the Registrar of Companies of the Cayman Islands as an ordinary non-resident company and in good standing with the Cayman Islands Monetary Authority as a Cayman Islands company licensed to conduct trust business under the Banks and Trust Companies Act (As Revised).

2.2

The Trustee has full power and authority under its memorandum and articles of association to executed and perform its obligations under the Trust Deed and the Trustee has complied with all internal requirements relating to the execution of the Trust Deed and the acceptance of the role as trustee of the Trust. In particular, the shareholders of the Trustee have not restricted or limited the powers of the directors of the Trustee in any way. There is no contractual or other prohibition (other than as arising under the laws of the Cayman Islands) binding on the Trustee prohibiting it from entering into and performing its obligations under the Trust Deed.

2.3

The Trustee is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. None of the directors or shareholders have taken any steps to have the Trustee struck off or placed in liquidation, nor have any steps been taken to wind up the Trustee. Nor has any receiver been appointed over any of the Trustee’s property or assets and the Trustee is able to pay its debts as they fall due.

2.4	The Trustee is not a central bank, monetary authority or other sovereign entity and is not controlled directly or indirectly by a sovereign body.

2.5	The trusts, powers and provisions of the Trust have been validly subsisting without interruption since 17 April 2003 and are validly subsisting at the date of this opinion letter.

2.6	All the present terms of the Trust are contained within the Trust Deed and no other documents or events are relevant to establishing the present terms of the Trust.

2.7	The Trustee has strictly complied at all times with the terms of the Trust, the Pairing Agreement, the SVE Special Voting Deed and the trust laws of the Cayman Islands.

2.8	The Trustee has exercised and will exercise all powers conferred on it by the Trust Deed or by law in good faith and for the purposes for which they were conferred and for no collateral purpose.

2.9

The representations of the Trustee in the Representation Letter are as true and correct today as they were at the date of the Representation Letter and that the Trustee has performed and continues to perform the undertakings of the Trustee in the Representation Letter.

2.10	The Trust Deed, the Pairing Agreement and the SVE Special Voting Deed each remain legal, valid, binding and enforceable against the respective parties thereto in accordance with the terms thereof.

2.11	Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals and all signatures, initials and seals are genuine.

2.12

There is nothing under any law (other than Cayman Islands law) that would or might affect the opinions in this opinion letter. Specifically, we have made no independent investigation of the laws of England and Wales, the Republic of Panama or the States of New York or Florida.

3	Opinion

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that the P&O Trust Shares when issued as contemplated under the Registration Statement and the Plan will be duly authorised for issuance in accordance with the provisions of the Trust Deed and, on the relevant entries being made in the Share Register, the P&O Trust Shares will constitute validly issued, fully paid and non-assessable P&O Trust Shares and, in respect of such P&O Trust Shares, the registered holders will have the rights attributable thereto as set forth in the Trust Deed.

4	Qualifications

The opinion expressed above is subject to the following qualifications:

4.1	Nominal Cayman Islands stamp duty of CI$40 (US$48) may be payable if the original Trust Deed is brought to or executed in the Cayman Islands.

4.2

The obligations of the Trustee may be subject to restrictions pursuant to United Nations and United Kingdom sanctions extended to the Cayman Islands by the Order of Her Majesty in Council and sanctions imposed by Cayman Islands authorities, under Cayman Islands legislation.

4.3	All the beneficiaries under the Trust may together terminate the Trust notwithstanding anything to the contrary in the Trust Deed.

We express no view as to whether the terms of the Trust Deed represent the intentions of the parties and make no comment with regard to the representations which may be made by Carnival Corporation or the Trustee.

This opinion letter is given today and may not be relied on at any later date. This opinion letter is given for your benefit for the purposes of the Registration Statement to be filed under the Securities Act.

We hereby consent to filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Opinions” in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under the Securities Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Cayman) LLP

Maples and Calder (Cayman) LLP

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